Exhibit 99.1
PFSweb, Inc. NasdaqCM:PFSW
FQ2 2019 Earnings Call Transcripts
Thursday, August 08, 2019 9:00 PM GMT
S&P Global Market Intelligence Estimates

	-FQ2 2019-			-FQ3 2019-	-FY 2019-	-FY 2020-
	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS	CONSENSUS	CONSENSUS
EPS (GAAP)	(0.070)	(0.050)	NM	0.02	0.16	0.22
Revenue (mm)	69.77	68.51	(1.81)%	76.63	316.00	318.99
Currency: USD
Consensus as of May-10-2019 1:37 PM GMT

Stock Price [USD] vs. Volume [mm] with earnings surprise annotations

Share Price
Volume
Positive EPS (GAAP) surprise
Negative EPS (GAAP) surprise
Neutral EPS (GAAP) surprise
12.00
10.00
8.00
6.00
4.00
2.00
2.50mm
2.00mm
1.50mm
1.00mm
0.50mm
0.00mm
1
2
3
4
Sep 2018
Nov 2018
Jan 2019
Mar 2019
May 2019
Jul 2019

		- EPS (GAAP) -
	CONSENSUS	ACTUAL	SURPRISE
FQ3 2018	(0.060)	(0.040)	NM
FQ4 2018	0.18	0.17	(5.56)%
FQ1 2019	(0.110)	(0.060)	NM
FQ2 2019	(0.070)	(0.050)	NM

Table of Contents
Call Participants	........................................................................................................................................................	3
Presentation	........................................................................................................................................................	4
Question and Answer	........................................................................................................................................................	11

Call Participants

EXECUTIVES

Michael C. Willoughby
CEO & Director

Thomas J. Madden
Executive VP and Chief Financial & Accounting Officer

ANALYSTS

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Ryan Michael MacDonald
Wunderlich Securities Inc., Research Division

ATTENDEES

Sean Mansouri
Gateway Investor Relations

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss PFSweb's Financial Results for the Second Quarter ended June 30, 2019. Joining us today are PFSweb's CEO, Mr. Mike Willoughby; the Company's CFO, Mr. Tom Madden; and the Company's outside Investor Relations Advisor Sean Mansouri with Gateway Investor Relations. Following the remarks, we'll open the call for your questions.

I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri
Gateway Investor Relations

Thank you, Holly. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the Investors section of the PFSweb website under safe harbor statement.

I'd like to remind everyone this call will be available for replay through August 22, 2019 starting at 8:00 p.m. Eastern tonight. A webcast replay will also be available via the link provided in today's press release as well as available on the Company's website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call, in any way, without the expressed written consent of PFSweb, is strictly prohibited.

Now I'd like to turn the call over to the Chief Executive Officer, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
CEO & Director

Thank you, Sean and good afternoon everyone. Prior to getting into the details of the financial results and operational highlights, I want to provide you a brief state of the business overview for you. Our PFS business is working aggressively to overcome certain unexpected client-driven headwinds during 2019. Most notable is the combined impact of the retail client bankruptcies and ultimate liquidations of Charlotte Russe in the first quarter and more recently another client Charming Charlie. These situations have resulted in taking on short-term excess capacity in our fulfillment network as well as incurring a certain amount of bad debt.

However, our growth strategy, we began implementing last year with increased investments in PFS sales and marketing, a focused approach on core proven verticals, a marketing plan targeting mid-market brands with high growth potential and our new product offerings, featuring CloudPick and RetailConnect delivered dramatically positive results in our PFS sales pipeline.

This year is shaping up to be one of the strongest ever in our expansion of new and existing client relationships in PFS. While many of these new contracts signed in the first half of the year will generate revenue in 2019, we expect 2019 PFS service fee equivalent revenue to be relatively flat compared to 2018, as we strive to make up for the revenue lost from the client bankruptcies.

As we look to the near-term future, I'm very encouraged because of the recurring revenue streams and long-term contract terms associated with the PFS engagements, which provides good visibility into the potential performance of this business unit in 2020. Also our current client base and sales pipeline mix is now more diversified with a greater proportion of mid-market brands and very little brick and mortar general merchandise retailers creating less client concentration and retail risk. I felt it was important to kick off this call emphasizing our view that there is an abundance of good news in our PFS business, which I believe is at risk of being overshadowed by the one-off negative impact of these retail client bankruptcies in the first part of the year. On the LiveArea side, the theme of sales underperformance we've been communicating over the past 12 to 18 months is continuing. We're performing well for our current clients, but we continue to be challenged with new client activity and more recently gross margins. Benefits from staffing adjustments and other cost initiatives are helping to mitigate some of the gross margin erosion, but we must do better and strengthening the sales pipeline and generating new client wins.

Over the past two months since we hired Jim Butler as our LiveArea General Manager, we have made significant progress in enhancing our revenue-focused executive leadership in this segment. While we are very excited about our future direction with LiveArea and we expect to see our pipeline strengthen as we exit 2019. Our new team can be expected to have a significant impact on driving new incremental recognized revenue in just the last four to five months of the year, especially considering Q4 is traditionally a slower quarter for LiveArea's recognized revenue due to the holiday slowdown in e-commerce platform work at that time of the year.

As a result, we currently anticipate continued shortfalls in new project sales over the next couple of quarters, while our new team worked to rebuild the sales pipeline, which is negatively impacting our 2019 LiveArea outlook relative to our expectations at the start of the year. In terms of corporate costs, you will see a decrease as we compare year-over-year performance as we continually look for cost savings opportunities to combat the shortfalls in the operating business units and drive overall efficiencies.

Looking at the big picture, I realize we are at a very challenging point in the Company's journey from an investor perspective. There is so much long term promise for both business segments and the Company as a whole, and yet at the same time we are dealing with harsh short-term realities of the current year, which have caused us to lower our 2019 financial outlook. We are clearly in a transition period in 2019, but feel very optimistic for 2020. As large shareholders ourselves, Tom and I too feel the pain of our underperforming overall financial result and current depressed share price. I just want you to know that we fully committed to driving improved top and bottom line results as we look to the future. We have built a very differentiated business with unmatched global end-to-end capabilities for both B2C and B2B needs. We have a great client portfolio, a solid reputation for client execution and an energized PFS and LiveArea leadership team. I believe we are well positioned to capture increased market share and continue our exciting journey as we work hard to return the Company to grow.

So now, let me share a few more highlights for the quarter before turning the call over to Tom. Well, we expect headwinds in the back half of the year, especially with LiveArea our second quarter financial results were in line with the first quarter as we expected. The annual contract value or ACV from our second quarter bookings for PFS were more than three times higher than the year ago quarter and we are on pace to have a record-setting sales year. These new wins have been both direct to consumer and B2B engagement within our core target verticals. Health and beauty, premium fashion and activewear, jewelry and collectibles and CPG brands.

LiveArea has also had strong engagement bookings while project bookings continued to be soft. We also continue to make strides in ramping our new PFS Fulfillment-as-a-Service or FaaS offerings during the quarter including both RetailConnect and CloudPick. Although we just introduced these new solutions earlier this year, we have already received strong indications of interest and are exploring multiple avenues to accelerate growth from these asset-light products. Including bundling both RetailConnect and CloudPick with our other service offerings within existing proposals and selling each product on a standalone basis.

I'll spend a few minutes covering the extensive recent changes in LiveArea now. During the quarter we appointed Jim Butler as the new Executive Vice President and General Manager of LiveArea and I'm thrilled to have him join our senior leadership team. Jim brings a wealth of experience in technology and digital consulting and will be a strong partner as we quickly revamped LiveAreas go-to-market strategy and enhance the sales team in that business unit. Jim's immediate priority is to assess and grow the LiveArea sales pipeline, while seeking to expand our addressable market with new services and productized offerings.

Since appointing Jim, we have already hired proven sales, marketing, product and strategy experts with track records of executing high performance, sales and marketing programs for commerce consultancies and digital professional services companies. I'm very encouraged to hear the genuine excitement from our new LiveArea revenue-focused team members, as they come to fully understand our capabilities and how differentiated LiveArea can be in the market and how powerful our LiveArea plus PFS end-to-end capabilities are. I've always believed LiveArea had great potential, and now with our rebuilt, LiveArea leadership teams' deep commerce expertise and Jim's track record of building successful high growth commerce and digital companies. I'm very optimistic about LiveArea's future.

Before commenting further, I'd like to turn the call over to Tom to provide additional financial insights for the quarter and our outlook. Tom?

Thomas J. Madden
Executive VP and Chief Financial & Accounting Officer

Thanks, Mike, and good afternoon everyone. For the second quarter, our consolidated service fee equivalent or SFE revenue was $50.7 million, compared to $53.6 million in the prior year period. With the expected decline driven by the loss of revenue related to the Charlotte Russe bankruptcy and liquidation as well as lower project activity in LiveArea business. Service fee gross margin was 34.8% compared to 37.3% in the prior year quarter, with the decrease primarily due to revenue mix in the PFS segment, which had a higher percentage of revenues coming from lower margin fulfillment and transportation services compared to higher-margin technology-related revenues.

LiveArea gross margins also declined during the quarter as we experienced a certain level of increased labor costs and incremental costs on certain client projects. SG&A costs were $18.1 million in the June 2019 quarter, a decrease of $1.7 million as compared to the prior year. The PFS segment experienced an increase in direct operating costs, but this was more than offset by reduced labor and personnel-related costs, and depreciation and amortization expense in the LiveArea and corporate segments due in part to our ongoing focus on cost reductions and efficiencies. From an adjusted EBITDA standpoint, we generated $3.4 million for the quarter compared to $5.3 million in Q2 of 2018. The decrease was primarily due to the aforementioned lower SFE revenue and gross margins in both segments, partially offset by the overall reduction in cash-based SG&A components.

Turning to the balance sheet, at June 30, 2019, cash and cash equivalents totaled $11.8 million and total debt excluding operating leases was $34.7 million, resulting in a net debt position of approximately $22.8 million. This compares to a net debt position of $26.5 million at December 31, 2018 a favorable reduction of $3.7 million. With our modified financial outlook for 2019, as well as a heavier level of capital expenditures expected in the second half of the year to support new clients, my current expectation is that we would see a net cash -- a net use of cash in the second half of the year resulting in the net debt level closer to $28 million to $32 million later this year. I would then expect to return to positive free cash flow in 2020. As we have stated in the past, a portion of our cash balance includes the benefit from the timing of certain cash collections received from our clients' customers that are then later remitted to our clients. So there is always some variability on a quarter-by-quarter basis, which is not under our control.

Our capital expenditures in the June quarter was approximately $1.4 million resulting in a year-to-date level of $2.3 million, including capital expenditures financed through cash and debt. We currently expect our capital expenditure spend in 2019 to be between $6 million and $9 million dependent upon new client activity in the PFS segment. So we expect to incur a higher early -- a higher quarterly run rate level of capital expenditures in the remainder of the year as compared to the first half of 2019 as we bring on new clients.

Now let's discuss key components of our business segment results. Before doing so, I want to remind you of the changes in our segment presentation we made last quarter by reallocating certain costs from our Corporate Shared Services SG&A to the direct operating costs of our two business units. As a result, we also updated our prior-year June quarter results to reflect consistency with this new approach. This is part of our further refinement of evaluating our overall cost structure and working to allocate costs to the business unit. At a high level, we have moved approximately $2 million per quarter of cost from this corporate SG&A bucket to the business units.

With that, let me provide an overview of the PFS segment. Our PFS segment generated $32.0 million of SFE revenue for the quarter, with the service fee gross margin of 28.2%. This compares to $33.6 million of SFE revenue in the second quarter of last year with 30.8% of service fee gross margin. As discussed on our last quarterly update the expected PFS SFE revenue decline in Q2 was primarily due to the transition of certain client accounts, including the impact of the Charlotte Russe bankruptcy liquidation, partially offset by growth from existing clients. Service fee gross margins in the PFS business also declined compared to the prior year due to an increased mix of lower-margin revenue. Note, however that we still operated toward the high end of our targeted gross margin range for this business.

The PFS segment increased -- experienced an increase in direct operating costs, primarily due to incremental sales and marketing costs and increase in under absorbed facility costs and a $0.7 million reserve applicable to the Charming Charlie bankruptcy, all of which were partially offset by certain personnel-related and other cost reductions. As a result of these revenue and cost impacts, the direct contribution for the PFS segment decreased to $2.1 million as compared to $3.9 million in the prior year quarter.

Now on to the LiveArea segment, LiveArea generated service fee revenue of $18.6 million in the second quarter with service fee gross margin of 46.0%. This compares to $19.9 million of service fee revenue with a 48.2% gross margin in the second quarter of last year. The LiveArea revenue decline is primarily due to reduced technology and services project activity as well as certain client transitions. The gross margin decline is primarily applicable to higher than expected costs incurred in certain client projects as well as incremental labor costs. The revenue and gross margin in the June 2019 quarter were positively impacted by [indiscernible] earned on technology-related product sales activity.

The lower LiveArea revenue and gross margin was more than offset by a decrease in direct operating costs, which was lower by $1.5 billion versus the prior year, primarily due to reductions in both non-billable personnel-related costs and depreciation and amortization expense. As a net result of the above, the direct contribution of the LiveArea business increased to $2.3 million as compared to $1.9 million in the prior year. Our costs related to corporate SG&A declined by $0.6 million in the second quarter of 2019 compared to the prior year, primarily due to a decrease in personnel and tax-related costs.

Moving on to our 2019 outlook, as Mike mentioned earlier, one of our clients Charming Charlie service by the PFS Operations segment filed for bankruptcy on July 11, 2019. Total SFE revenue expected to be earned from this client in 2019 was approximately $2 million of which more than half was expected in the second half of the year. PFS operations services for this client ended during the second quarter and prepaid transition services are expected to conclude within the next two weeks.

In conjunction with this bankruptcy and liquidation, we reserved approximately $0.7 million of service fee and freight program receivables in the second quarter of 2019. As a result of lower service revenue from these two client bankruptcies in 2019 and the unplanned excess capacity in our distribution facilities, as well as the challenges to the LiveArea business unit, we now expect 2019 SFE revenue to range between $215 million and $225 million with adjusted EBITDA ranging between $14 million and $17 million.

With the leadership transition in LiveArea complete, we are in a position to be more granular with our revenue forecast and so we are reintroducing the revenue outlook for each segment, similar to the structure of our guidance in 2018. With that for 2019, we expect PFS SFE revenue to range between [Technical Difficulty] million to $152 million, with LiveArea service fee revenue expected to range between $68 million to $73 million. This compares to PFS SFE revenue of $149.7 million and LiveArea service fee revenue of $82.4 million in 2018.

As we just look at the September 2019 quarter outlook, our expectations are that overall service fee equivalent revenue will be relatively in line with the June quarter. We expect to see increased revenue in the third quarter from PFS as a result of new client activity offset by a lower LiveArea revenue performance. For adjusted EBITDA, we expect to see a sequential decrease in the third quarter as compared to the second quarter of between $1 million to $1.5 million, primarily due to revenue mix and a somewhat higher level of operating expense spend. As Mike mentioned, 2019 has become more of a transition year than we originally anticipated, primarily because of the client bankruptcies and the LiveArea sales performance issues. However, the exceptionally strong PFS sales bookings and the associated anticipated recurring revenue streams give us good visibility into the next 12 months to 18 months for this segment. As a result, we are well into our financial planning process for the next fiscal year. When coupled with our turnaround efforts in LiveArea, we expect to provide a stronger growth outlook for 2020 on the next quarterly update in November.

This concludes my prepared remarks and I'll turn the call back over to Mike. Mike?

Michael C. Willoughby
CEO & Director

Thank you, Tom. Turning to the sales stats for Q2, for LiveArea we booked 16 engagements worth a combined estimated $4.5 million in annual contract value or ACV. This compares to 14 engagements worth a combined then estimated $6.5 million in the ACV in the year ago quarter. We also booked 38 projects worth a combined estimated $7.6 million in project value and this compares to 42 projects where they combined then estimated $8.2 million in project value. We continue to have reasonably good performance with our engagement bookings and the resulting expected financial benefits of the annual recurring revenue from those engagements. However, the project bookings for the first half of 2019 are down by approximately $5 million in estimated project value compared to the first half of 2018, highlighting the continued project sales challenges we have experienced in this business unit.

As I mentioned earlier, we have already hired top revenue-focused personnel with proven track records of executing high performance, sales and marketing programs for companies like LiveArea. For PFS, we are indeed on pace to have a record-setting year for bookings. During the second quarter, we booked six new engagements worth a combined estimated $16.3 million in ACV. This compares with three engagements worth a combined then estimated $2.6 million in ACV in the prior year quarter. Continuing the pattern from our last call, we have signed additional contracts [Technical Difficulty] in Q2 and our contracting with several more while continuing to maintain one of the largest sales pipelines for operation services in our history. For LiveArea at the end of Q2, we had 74 active client engagements, representing discrete project engagement and ongoing retainer engagements, as compared to 87 client engagements at the end of Q1.

For PFS, as a result of our sales efforts with new and existing clients, we had 92 active programs for 73 brands at the end of Q2 compared to 79 active programs for 62 brands at the end of Q1. To provide additional color on the quarter for LiveArea, we were excited to announce our launch of two new e-commerce sites built on the Salesforce Commerce Cloud platform for major outdoor lifestyle brands, Gander Outdoors and Overtons. In addition to this major launch, one of the project engagements we won during the quarter is a Salesforce Commerce Cloud implementation for a well-known manufacturer of innovative high-quality office furniture and accessories for the modern active workspace.

In addition to this and other commerce cloud wins during the quarter, we engaged with clients to implement Sales Cloud and Service Cloud. Adding support for these clouds in addition to the Commerce Cloud and Marketing Cloud practices we have supported for years. These successes from the quarter served to illustrate LiveArea's continued competitiveness within the Salesforce ecosystem and our sales force relationship is a key lever for us as we rebuild our pipeline.

During the quarter, we supported the expansion of one of our clients Sterling order management implementation project, we recently launched the Sterling OMS in North America for this client and are now engaged to provide managed services on the platform. Next, the solution will be rolled out in Europe and Asia. Also during the quarter, we announced FastTrack Commerce my LiveArea for SAP Commerce Cloud. FastTrack Commerce is a proprietary SAP qualified partner packaged solution. This rapid deploy solution delivers bundled technology and services to enable fast and cost effective implementation of SAP Commerce Cloud. Key features of this accelerator include automatic platform updates and improvements in the cloud, pre-built integrations for order management systems and other key B2B technologies, tax and fraud management and advanced analytics.

Moving on to PFS, the quarter also had a nice B2B theme for the PFS business unit with nearly half our PFS wins this quarter, including B2B and scope recall that B2B engagements tend to be more consistent throughout the year as opposed to having a large fourth quarter spike, like our direct to consumer clients. These less seasonal engagements have the benefit of helping spread our use of hourly labor more evenly over the course of the year and help derisk the holiday from labor and weather risks.

I'm also encouraged that these new B2B engagements are expansions of existing direct and consumer client engagements or were bundled with a new direct to consumer client engagement. This trend showcases the value of having PFS service a direct to consumer and the B2B program with the same order to cash platform and core operation services in the same facility leveraging the same inventory. Health and beauty continues to be an especially strong vertical for us and we're becoming widely considered the premier commerce partner for health and beauty brands of all shapes and sizes, most of our new client engagements this year are with health and beauty brands across the spectrum from celebrity brand startups to fast-growth emerging brands to established brands within CPG companies and global health and beauty portfolio companies such as Shiseido.

We continue to make progress on executing our new initiatives introduced this year, including the expansion of our service offerings to target small to medium-size businesses or SMBs and new and innovative FaaS solutions like CloudPick and RetailConnect. Regarding our SMB efforts, LiveArea continues to experience wins with the SMB oriented platforms such as Adobe Magento, BigCommerce and Shopify. While in PFS we are bringing to market and SMB accelerator model, featuring our order to cash platform and multi-tenant fulfillment and customer care services, tailored out of the box for emerging brands. Our PFS SMB accelerator features reduced startup fees and rapid speed to market with a variable pricing structure, making the service very easy to consume for an SMB.

We expect this offering to be an incubator for growing brands, which will be able to transition seamlessly into our enterprise offering as they scale and can justify a more bespoke and dedicated PFS solution. We will be formally rolling out this new SMB accelerator model in late Q3 at an independent beauty show in New York City.

Earlier this year, we introduced our newest FaaS solution called CloudPick. We have featured this innovative cloud-based technology and lightweight infrastructure solution at several trade shows and conventions and we've generated strong interest with prospects and industry experts. This offering is designed to create efficient direct to consumer order fulfillment picking solutions for brands and within their existing distribution center or DC and warehouse management software environment.

I'm very encouraged to see multiple opportunities to bundle CloudPick with our other PFS services and our order to cash platform in several recent proposals, which are moving through our sales pipeline now. Bundling CloudPick with our other services enables us to co-locate a direct to consumer fulfillment solution in the clients facility, in addition to or instead of locating in one of our facilities. This capability is a strong competitive differentiator for us and also helps us move towards a more asset-light model as we leverage our clients distribution facilities and labor to provide fulfillment.

We have several clients in the pipeline including the bundled proposals mentioned earlier and stand-alone CloudPick deployments, and we are targeting two or three implementations by the end of 2019. For RetailConnect, while we continue to market the depot addition supported in conjunction with Simon Property Group, our sales efforts with prospective clients have led us to prioritize the store addition, which provides in-store solutions for retailers of any size, utilizing their store stock rooms to house the RetailConnect solution, instead of utilizing the depot space, outside their store.

The store addition of RetailConnect includes the same turnkey picking and packing solution and allows existing omnichannel retailers to optimize their pick pack ship operation within the store, using PFS infrastructure and technology to drive efficiency and increase accuracy, especially during the peak volume periods. We will have our first store addition pilot at a Dallas-Fort Worth base store in Q4 2019. With active discussions with several current clients, for store addition implementations, we now target our first production RetailConnect deployments for early 2020.

At the end of last year, our new U.K. fulfillment center went live and we are experiencing strong momentum in the region as both current and prospective clients prepare for the uncertainties with Brexit. This uncertainty is motivating brands to move to in-country fulfillment within the U.K. Many have been fulfilling from Mainland Europe into the U.K., but now need in-country presence, given that the U.K. is the largest e-commerce market in Europe and will likely need to be serviced as a distinct market apart from the EU.

Our prospects for our end-to-end services in the U.K., include current PFS and LiveArea clients and new clients. I'm sure, you can sense the excitement we have about the momentum in our business and the visibility we have into 2020 with all of the anticipated PFS recurring revenue streams coming online in the back half of this year. With Jim Butler on-boarded and a revamp LiveArea revenue team staffed with experienced, high performance, sales and marketing leaders, I believe LiveArea is headed in the right direction and will soon be on track to return to growth in 2020. The LiveArea business unit can respond quickly to an effective turnaround just by nature of the agile digital agency and technology integration services and the much shorter sale cycle for those services as compared to the PFS business.

We are obviously disappointed to bring down our guidance for 2019, but we will remain highly focused on managing our costs as we weather this transition year and return to growth in 2020. Even with our near-record PFS bookings year-to-date our sales pipeline in that segment remains strong and given the propensity for a quick turnaround in LiveArea, we are looking forward to providing more detail on our 2020 outlook on the next call and then, delivering on our objectives over the next 18 months.

Thank you for your patience as we work hard to build value for our shareholders as we navigate the short term, choppy waters. As always Tom and I are happy to engage with our investors to answer questions and communicate our exciting story. There will be several conferences over the next few months, including the Gateway Conference in San Francisco, B. Riley Conference in New York and the LD Micro Conference in Los Angeles. But if you don't see us there, we can always make ourselves available by phone.
Holly will now open the call for questions.

Question and Answer

Operator

[Operator Instructions]Our first question today will come from Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

I just wanted to get a little better feel for kind of your mix of customers. I know the bricks and mortar guys are obviously created some headwinds for you. What are they now, it's kind of a percentage to retailers, the percentage of mix, any kind of data or stats you could provide us there? And then, just wanted to talk about gross margin a little bit. Obviously guiding revenue down, but EBITDA guidance coming down a little bit more aggressively and seeing some deleveraging the model here that gross margin related -- delevering SG&A, and maybe you could talk about kind of what we're seeing going on there? Thanks.

Michael C. Willoughby
CEO & Director

I'll be happy to take the first question, I'll let Tom answer the second, Mark. So I think as you know, we've been talking about over the last several years, a focus on brands instead of general merchandise retailers and the two that we have had to exit the business this year on-boarded prior to that focus so as a result of that focus our current sales pipeline has virtually no bricks and mortar retail risk associated with it. We are very clearly very careful about engaging with someone, who fits into that category.

So, I'm pleased to say that if you look at our current sales pipeline, it's primarily brands within those core verticals that I talked about earlier. And I don't have a percentage with regard to revenue, but I can tell you that we really only have one client relationship [Technical Difficulty] PFS business that we would categorize as a retailer. It's not large either, so I think that the risk associated with retail and the exposure there is very low for the business at this point.

Thomas J. Madden
Executive VP and Chief Financial & Accounting Officer

And on your question on gross -- the kind of leveraging of the business, your point is right on. It's more associated with gross margin performance as opposed from an SG&A standpoint, as you kind of look from a year-over-year standpoint with the SG&A levels. We've done a pretty good job of reducing our cost structure as I indicated in my comments in the corporate segment sector as well as in our LiveArea business. We do have some increases in SG&A front on the operation side, a [indiscernible] to some of the investments that we're making in that business on the sales and marketing front as well as some of the excess capacity that we have been incurring as a result of some of the client bankruptcy scenarios.

So we're hopeful that under-absorption from a facility standpoint will go away, as we add some of these new client to the mix, but we've just got an ongoing focus in the business throughout all areas and controlling costs as best we can. We have seen some reduction from a gross margin standpoint in both sides of the business. On the PFS side, it's a little bit more related to the mix of revenue. So we've got a little bit higher revenue stream coming from the fulfillment side of the business, so that's driving things down somewhat as we look at last year. We've kind of talked about the fact that our gross margin range for that business is in the 20% to 30% range. We operated at 28%. So we're still at the very high end of that range category and when we talked about performing a little bit over that in the past, we kind of indicated that there are maybe one-time projects or something like that that help push us over the top there. So I feel okay about where we're operating on the PFS gross margin standpoint obviously, it's down a little bit, but I think there's some opportunities as we go forward to continue to leverage in that business, as well as in the LiveArea business with revenue growth.

On the LiveArea side, we do have some adjustments in gross margin or decreases in gross margin if you will, as compared to the prior year. Some of that is related to labor costs, which have increased somewhat year-over-year and we're continuing to work towards driving increased pricing on our contracts in order to help offset those and then we also had some impact from a couple of specific client situations, where we had a higher level of expected cost in order to support the arrangement. So we're again in that business. Our targeted gross margin is in the 40% to 50% range. We operated at 46%, so again while down a little bit from where we were last year, but still at the upper end of the range for that business. But again the opportunity is there for leverage in the business on both within this segment as well as on an overall basis, as we're able to leverage that corporate shared cost structure going forward.

Operator

Your next question will come from Ryan MacDonald with Needham.

Ryan Michael MacDonald
Wunderlich Securities Inc., Research Division

I guess starting on the LiveArea business and particularly in top line or sort of the renewed top line expectations there. Clearly, obviously seeing struggles of the project side of things, but can you sort of expand a little bit on what you're seeing? Is it still an issue of sort of lead generation, within that business or is it more of the fact that sort of some of the management changes there maybe gotten that off to a slower start so to speak, than maybe you would have liked heading into the year ahead?

Michael C. Willoughby
CEO & Director

Thanks, Ryan, I think we're dealing with the same pressures that we described over the past several conference calls around lead flow, either that we're generating with our own sales and marketing and inside sales efforts or even more lead flow from strategic partners that generate leads for us. And as we had indicated on the last conference call, we felt like we really needed to make some structural changes and go to market changes in order to be more effective at driving leads and converting leads through the pipeline and I would just characterize the problem is, continuing to be too small of sales pipeline.

At the start of the funnel more than it is conversion rate, but when you start out with two smaller pipeline then the end result is too small of the revenue stream. So having basically -- not had an opportunity to really address that problem until we got our new leader onboard two months ago and having given him a chance to recruit a team of leaders that we know have a proven track record of being able to drive high performance sales programs. I think we're now in a position to actually attack the problem, both with effective channel alliance, management program, so we can hope increase the number and quality of leads that we're generating from the channel as well as the appropriate marketing and product and strategy leaders to improve the effectiveness of our self-generating leads.

So we're just really beginning that work right now which is as I mentioned, probably not going to see a significant impact to recognize revenue in the back half of the year, because they are obviously going to be working to rebuild that pipeline, but it does give us some confidence that given the continued momentum in e-commerce overall and the kind of opportunities we're seeing our partners generate in the market that we should be able to increase our take rate and drive a much better result through our sales pipeline next year, that certainly is the objective.

Ryan Michael MacDonald
Wunderlich Securities Inc., Research Division

And I guess Mike in regards to sort of the new hires and new heads that you brought into the LiveArea business since bringing him on, where are you at in that added net process? Have we already sort of finished with adding the requisite number of heads to help sort of improve the problems or quickly scale that organization or is there still some incremental hiring that needs to be done?

Michael C. Willoughby
CEO & Director

At the leadership level, I think we have the team in place that Jim wants to have. And obviously that's been a top priority since he started two months ago. It is possible that there will be some additional hires at the staff level depending on where the new team sees opportunity, but our focus is very much on the revenue side of the business and we'll do the things that we need to do to take advantage of the opportunities this new leadership team creates. So, I think the leadership team is in place.

Ryan Michael MacDonald
Wunderlich Securities Inc., Research Division

You mentioned a strong demand and momentum you're seeing in the U.K. region, ahead of Brexit here potentially. Can you just talk about how you feel about capacity there and whether you are looking to invest or add additional facilities there? Do you feel like you can actually sort of address that capacity and demand with what you currently have? Thanks.

Michael C. Willoughby
CEO & Director

Now, it's a great question. It has been a really interesting year as we have watched our pipeline of all based on Brexit being on-again, off-again. I think that's one of the primary drivers in opportunities coming into our pipeline in the U.K., although I wouldn't say that's the exclusive driver. I think a lot of our clients are realizing that the U.K. deserves to be a market that they address directly rather than trying to take care of it from us. We're pan-European solution. But, I will tell you that we right now have a sales pipeline in the U.K. that if we see sort of normal conversion rates in our PFS sales pipeline probably have us out of capacity towards the end of the year into next year. And so we have located in a campus where there is available capacity and if our sales pipeline converts and presents us with more opportunity to onboard more clients in the U.K. then expanding that footprint somewhat next year would be in our plans.

Operator

[Operator Instructions] Our next question will come from George Sutton with Craig-Hallum.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Hi guys, this is James on for George. As you look through your customer list, is there any particular strategy in place relative to struggling clients or can you protect yourself for bankruptcy risk or is it just kind of a cost-driven business?

Michael C. Willoughby
CEO & Director

Yes, I appreciate the question, James. So I'll let Tom answer the question a bit more further, but I would like to say that historically, our accounting team under Tom's leadership has done a really nice job of protecting us from the impact of these kind of bankruptcies. It's actually really unusual for us to see a client go into Chapter 11 bankruptcy and then proceed to liquidation. So having it happened twice in one year is pretty unprecedented. It does highlight the risk associated with general merchandise retailers, which both of these clients were. Mark Argento asked the question earlier, what kind of exposure do we have left? I guess the silver lining in all of this is that our risk to retail has been reduced considerably.

As I mentioned, we only really have one client you could categorize as a general merchandise retailer on the PFS side of the business and it's not a large client. So I think that we've done the work and as a result of these unexpected bankruptcies seen that risk dramatically decrease, we certainly as we continue our sales and marketing efforts are targeting brands versus retailers. So we'll look to continue to minimize that risk by being very selective about the clients that we on board. The other nice thing that we mentioned in our commentary is that because we've been targeting mid-size brands particularly this year, we certainly are not going to turn away an opportunity for our larger engagement, but we specifically been targeting mid-size brands. We've onboarded a higher client count this year than last year or previous years, and that also helps to reduce our overall client concentration risk. So more smaller clients, especially in these core vertical markets is a better thing, I think for the health of that of the PFS business.

Thomas J. Madden
Executive VP and Chief Financial & Accounting Officer

So as Mike alluded to, we go through a pretty thorough process in advance of winning or bringing on new clients in terms of a credit back project and we are obviously aware kind of some of the industry areas where there is a larger threat for potential financial concern. So we monitor those quite closely. And as we kind of work with the client -- we try to -- it's important for us to really partner with them closely, not only from an operation standpoint, but also from a financial standpoint to ensure that we're all on the same page as far as what their expectations are for their business.

So we do monitor things closely. We monitor, obviously our AR closely on a daily basis and as Mike alluded to generally what you see is that when, if a client goes into a Chapter 11 type process and they just reorganized through that, one of the key component to their business is generally the e-commerce strategy and so often times were treated in a favorable manner because of our ongoing capabilities and support for that particular client on a go-forward basis. It doesn't happen all the time, but it helps us in our positioning.

The issue that we've had this year more so is related to the fact that these Chapter 11 scenarios have also turned into liquidation. So the ability to position ourselves stronger in the cycle of getting paid is reduced because, they're liquidating the business and don't have the demand for the ongoing e-commerce strategy going forward.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

And then you could maybe provide some more color on how we can quantify the 2020 impacts that we should expect from some of these new client wins here [indiscernible]?

Thomas J. Madden
Executive VP and Chief Financial & Accounting Officer

I don't want to give too much. I don't want to -- we're not ready to give guidance for this year. I think what you can do is you can take a look at the information that we've provided both in the first quarter and the second quarter in regards to our new client wins and we provide an estimated annual contract value or ACV associated with that. And our expectation would be that -- in the year that the client is won, we receive a portion of that activity and then in the following year we'd be at a run rate to be able to generate revenue approximately equal to that ACV value. So you'll see in this quarter's report, we've got $16 million of ACV associated with those new contracts in the second quarter alone as we look at that again, some of that will be generated in 2019. But we would expect close to that $16 million run rate of contribution as we look next year.

So when we look at our kind of growth pattern, we consider obviously existing client and opportunities for growth there. The new client wins that this would entail here and then there is always some offset applicable to client churn that occurs just because of business strategy changes et cetera. So we kind of net the three of those things together in order to get our forecast. But, I think you heard from the comments today, we're feeling very good about the visibility that we're seeing from these client wins and the traction that we are setting ourselves up for 2020 and kind of the business, the visibility in the budgeting process will hopefully go upwards.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

And then one more if I could. When it comes to RetailConnect, I guess is there anything in particular that kind of lets you guys to prioritize the store solution over the depot, where you're kind of getting more interest from potential customers in that space rather than the depot? Thanks.

Michael C. Willoughby
CEO & Director

Yes, so we just really followed the lead that we were getting from our various discussions, that pointed us to the bigger opportunity in the more immediate opportunity being store addition, which -- the store addition was always intended to be part of the offering, we just felt like the depot was the faster path to market and it turns out as we were having detailed discussions we were talking to more retailers and brands that had store stockroom space available. And particularly that wanted to do their best to drive store traffic associated with buy online pickup in store and wanted to talk about the store addition rather than depot addition. It's a bit of a surprise. I think when we thought about the addressable market and solving the problems for retailer by eliminating the space constraints and putting a burden on their store staff, but it's actually the larger opportunity because the store addition is appropriate for any size retailer that has a store stockroom and is able to locate the small footprint of infrastructure that we need to put in that space.

All we really require is that they have omnichannel capabilities in their e-commerce platform, which all the platforms have that built-in and that they've got an order management platform or willing to use ours for the purposes of routing the orders. So we'll take care of the rest. So I think it's actually really positive development. It takes us straight to the bigger addressable market and then we still have the depot available to retailers that want to have a hybrid solution, where they might have RetailConnect in their store stock rooms in certain cases and leverage the depot and others. So we'll see how that evolves, but the thing that's encouraging is, as I mentioned in my commentary, multiple opportunities within our current sales pipeline with current clients to engage around RetailConnect store addition in our pilot that will be operating during this coming holiday period here in the Dallas-Fort Worth area.

Operator

And at this time, this concludes our question-and-answer session. I would now like to turn the conference back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby
CEO & Director

Thank you, Holly. I'd like to thank everyone that attended the call today and we look forward to speaking with our investors and analysts. We report our third quarter results in November and as we look to provide more specifics on our 2020 outlook. And if you're in one of the conference as we mentioned earlier, we look forward to seeing you there. Thank you.

OperatorAnd ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.
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